Exhibit 5.1

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA HONG KONG SEOUL	One Liberty Plaza New York, NY 10006-1470 T:+1 212 225 2000 F:+1 212 225 3999 clearygottlieb.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE LONDON MILAN PARIS ROME
D: +1 212 225 2376 hgrannis@cgsh.com

November 5, 2026

HCA Inc.

HCA Healthcare, Inc.

c/o HCA Healthcare, Inc.

One Park Plaza

Nashville, Tennessee 37203

Ladies and Gentlemen:

We have acted as special counsel to HCA Inc., a Delaware corporation (the “Company”), and HCA Healthcare, Inc., a Delaware corporation (the “Parent Guarantor”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-295336), as amended as of its most recent effective date (November 2, 2026), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein but excluding Exhibit 25.1, the “Registration Statement”) and the prospectus, dated April 27, 2026, as supplemented by the prospectus supplement thereto, dated November 2, 2026 (together, the “Prospectus”), (i) $500,000,000 aggregate principal amount of 5.200% Senior Notes due 2028 (the “2028 Notes”), (ii) $300,000,000 aggregate principal amount of Floating Rate Senior Notes due 2028 (the “Floating Rate Notes”), (iii) $1,000,000,000 aggregate principal amount of 5.350% Senior Notes due 2029 (the “2029 Notes”), (iv) $1,250,000,000 aggregate principal amount of 5.500% Senior Notes due 2031 (the “2031 Notes”), (v) $1,200,000,000 aggregate principal amount of 5.750% Senior Notes due 2033 (the “2033 Notes”), (vi) $1,500,000,000 aggregate principal amount of 6.000% Senior Notes due 2036 (the “2036 Notes”) and (vii) $750,000,000 aggregate principal amount of 6.500% Senior Notes due 2056 (the “2056 Notes” and, together with the 2028 Notes, the Floating Rate Notes, the 2029 Notes, the 2031 Notes, the 2033 Notes and the 2036 Notes, the “Notes”). The Notes were issued under an indenture dated as of August 1, 2011, as amended or supplemented (the “Base Indenture”), among the Company, the Parent Guarantor, CSC Delaware Trust Company (formerly known as Delaware Trust Company) (as successor to Law Debenture Trust Company of New York), as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent (the “Paying Agent”), as supplemented (i) with respect to the 2028 Notes, by the fifty-seventh supplemental indenture dated as of November 5, 2026 (the “Fifty-Seventh Supplemental Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent, (ii) with respect to the Floating Rate Notes, by the fifty-eighth supplemental indenture dated as of November 5, 2026 (the “Fifty-Eighth Supplemental Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent, (iii) with respect to the 2029 Notes, by the fifty-ninth supplemental indenture dated as of November 5, 2026 (the “Fifty-Ninth Supplemental Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent, (iv) with respect to the 2031 Notes, by the sixtieth supplemental

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

HCA Healthcare, Inc.

HCA Inc., p. 2

indenture dated as of November 5, 2026 (the “Sixtieth Supplemental Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent, (v) with respect to the 2033 Notes, by the sixty-first supplemental indenture dated as of November 5, 2026 (the “Sixty-First Supplemental Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent, (vi) with respect to the 2036 Notes, by the sixty-second supplemental indenture dated as of November 5, 2026 (the “Sixty-Second Supplemental Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent and (vii) with respect to the 2056 Notes, by the sixty-third supplemental indenture dated as of November 5, 2026 (the “Sixty-Third Supplemental Indenture” and, together with the Fifty-Seventh Supplemental Indenture, the Fifty-Eighth Supplemental Indenture, the Fifty-Ninth Supplemental Indenture, the Sixtieth Supplemental Indenture, the Sixty-First Supplemental Indenture and the Sixty Second Supplemental Indenture, the “Supplemental Indentures” and each, a “Supplemental Indenture,” and the Base Indenture as supplemented by each Supplemental Indenture, as applicable, each an “Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)
the Registration Statement;
(b)
the Prospectus;
(c)
an executed copy of the Underwriting Agreement dated November 2, 2026, among the Company, the Parent Guarantor and the several underwriters named in Schedule I thereto;
(d)
an executed copy of each of the Base Indenture and each Supplemental Indenture, including the guarantee of the Notes by the Parent Guarantor set forth in each of the Supplemental Indentures (the “Guarantee” and, together with the Notes, the “Securities”);
(e)
a facsimile copy of the Notes in global form as executed by the Company and authenticated by the Trustee;
(f)
copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively; and
(g)
copies of the Parent Guarantor’s Amended and Restated Certificate of Incorporation and Third Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Parent Guarantor, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Parent Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

HCA Healthcare, Inc.

HCA Inc., p. 3

1.
The Notes are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.
2.
Each Guarantee is the valid, binding and enforceable obligation of the Parent Guarantor, entitled to the benefits of the applicable Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Parent Guarantor, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company or the Parent Guarantor regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

We note that waiver of defenses contained in Section 10.01 of each Supplemental Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Prospectus Supplement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion letter as Exhibit 5.1 to the Parent Guarantor’s Current Report on Form 8-K dated November 5, 2026. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Helena K. Grannis
Helena K. Grannis, a Partner